Exhibit 99.1

FOR IMMEDIATE RELEASE
JANUARY 4, 2021

MEDIA CONTACT:	IR CONTACT:
Karen Fenwick	Kate Robertson
Direct: +44 (0) 1740 608076	Direct: +1 (832) 663-4656

Venator Board Elects Three New Directors

WYNYARD, UK – Venator Materials PLC (NYSE: VNTR) (“Venator”) announced today that Barry B. Siadat, Aaron C. Davenport and Heike van de Kerkhof have been elected as new members to its Board of Directors.

The appointment of Dr. Siadat was effective December 31, 2020. Prior to co-founding SK Capital Partners, Dr. Siadat worked for 37 years in the chemicals and materials industries as an inventor, operator and investor. Dr. Siadat has been the chairman of several specialty materials and chemicals companies. He currently serves as Chairman of the Board for Ascend Performance Materials, Aristech Acrylics, Archroma and SI Group. Additionally, he serves on the Board of Directors of Mt. Sinai Hospital in Miami Beach. Dr. Siadat has been elected Chairman of the Board of Directors of Venator.

The appointment of Mr. Davenport was effective January 1, 2021. Mr. Davenport also is a managing director of SK Capital, focusing on the specialty chemicals and pharmaceutical industries. He currently serves as Chairman of the Board of Noramco, Tasmanian Alkaloids, Wavelength Pharmaceuticals and Perimeter Solutions. Mr. Davenport was appointed to serve on Venator’s Nominating and Corporate Governance Committee.

The appointment of Ms. van de Kerkhof was effective January 1, 2021. Ms. van de Kerkhof has more than 30 years´ experience in the chemicals and materials industries. She is currently Chief Executive Officer and a member of the Board of Directors at Archroma Management GmbH. Prior to Archroma, she held leadership positions across various functions at DuPont from 1989 to 2015 and at Chemours, from 2015 – 2017. Ms. van de Kerkhof was appointed to serve as Chair of Venator’s Nominating and Corporate Governance Committee and a member of its Compensation Committee.

Daniele Ferrari, Peter R. Huntsman, Kathy D. Patrick and Simon Turner will continue to serve on the Board as a Directors. Mr. Ferrari was appointed Chair of the Audit Committee and member of the Compensation Committee and member of the Nominating and Corporate Governance Committee. Mr. Huntsman was appointed to serve as member of the Audit Committee. Ms. Patrick was appointed Chair of the Compensation Committee and member of the Audit Committee. Douglas D. Anderson and Sir Robert J. Margetts have each resigned from the Board, effective January 1, 2021.

Simon Turner, President and CEO of Venator, commented, “We are pleased to welcome Barry, Aaron and Heike to our Board of Directors. They each have a wealth of experience within the chemical industry and are valuable additions to the Board. I look forward to working with them on future strategy and value creation opportunities for Venator.”

About Venator

Venator is a global manufacturer and marketer of chemical products that comprise a broad range of pigments and additives that bring color and vibrancy to buildings, protect and extend product life, and reduce energy consumption. We market our products globally to a diversified group of industrial customers through two segments: Titanium Dioxide, which consists of our TiO2 business, and Performance Additives, which consists of our functional additives, color pigments, timber treatment and water treatment businesses. We operate 24 facilities, employ approximately 4,000 associates worldwide and sell our products in more than 110 countries.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward looking statements represent Venator’s expectations or beliefs concerning future events, and it is possible that the expected results described in this press release will not be achieved. These forward looking statements are subject to risks, uncertainties and other factors, many of which are outside of Venator’s control, that could cause actual results to differ materially from the results discussed in the forward looking statements, including the impacts and duration of the global outbreak of the Coronavirus Disease 2019 pandemic on the global economy and all aspects of our business, including our employees, customers, suppliers, partners, results of operations, financial condition and liquidity, global economic conditions, our ability to maintain sufficient working capital, our ability to access capital markets on favorable terms, our ability to transfer technology and manufacturing capacity from our Pori, Finland manufacturing facility to other sites in our manufacturing network, the costs associated with such transfer and the closure of our Pori facility, our ability to realize financial and operational benefits from our business improvement plans and initiatives, impacts on TiO2 markets and the broader global economy from the imposition of tariffs by the U.S. and other countries, changes in raw material and energy prices, or interruptions in raw materials and energy, industry production capacity and operating rates, the supply demand balance for our products and that of competing products, pricing pressures, technological developments, legal claims by or against us, changes in government regulations, including increased manufacturing, labeling and waste disposal regulations and the classification of TiO2 as a carcinogen in the EU, geopolitical events, cyberattacks and public health crises such as coronavirus.

Any forward looking statement speaks only as of the date on which it is made, and, except as required by law, Venator does not undertake any obligation to update or revise any forward looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Venator to predict all such factors. When considering these forward looking statements, you should keep in mind the risk factors and other cautionary statements in Venator's Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC and in its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The risk factors and other factors noted therein could cause its actual results to differ materially from those contained in any forward looking statement.